United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2023
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Exact Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 200 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2023, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) announced the election of Kimberly A. Reed to become a new independent director of the Company’s Board of Directors (the “Board”) effective March 1, 2023. On February 27, 2023, the Company also announced the election of Jeffrey A. Lipson to the Board effective March 1, 2023. In connection with these elections, the Board increased the size of the Board by two directors.

Ms. Reed has served as an external director of Takeda Pharmaceutical Company Limited (TSE: 4502/NYSE: TAK) since June 2022, an independent director of Momentus Inc. (NASDAQ: MNTS) since August 2021, and a distinguished fellow at the Council on Competitiveness since February 2021. From May 2019 to January 2021— after being confirmed by the U.S. Senate on a strong bipartisan basis — Ms. Reed served as the first woman chairman of the Board of Directors, president and chief executive officer of the Export-Import Bank of the United States (EXIM), the nation’s official $135 billion export credit agency, where she worked to help U.S. companies succeed in the competitive global marketplace. She previously served as President of the International Food Information Council Foundation where she focused on agriculture, nutrition, health, and sustainability issues; senior advisor to U.S. Treasury Secretaries Henry Paulson and John Snow; chief executive officers of the Community Development Financial Institutions Fund (CDFI Fund); and counsel to three committees of the U.S. Congress where she conducted oversight and investigations. Ms. Reed also currently serves on the American Swiss Foundation Board of Directors, Hudson Institute’s Alexander Hamilton Commission on Securing America’s National Security Innovation Base, Krach Institute for Tech Diplomacy at Purdue Advisory Council and Indiana University School of Public Health-Bloomington Dean’s Alliance. Recognized as one of the "100 Women Leaders in STEM," she received the U.S. Department of Defense’s highest civilian award — the Medal for Distinguished Public Service — and is a Council on Foreign Relations life member and a National Association of Corporate Directors (NACD) Certified Director. She holds a J.D. from West Virginia University College of Law and a B.S. in biology and B.A. in government from West Virginia Wesleyan College.

The Company believes Ms. Reed’s experience in government and international finance, as well as her service on U.S. and non-U.S. public company boards, give her valuable insights and enable her to make significant contributions as a member of the Board.

Effective March 1, 2022, Ms. Reed was also appointed by the Board to serve as a member of the Audit Committee and the Finance and Risk Committee. The Board has determined that Ms. Reed is independent pursuant to the New York Stock Exchange listing standards, the Company’s corporate governance guidelines and independence standards and the written charter of the Nominating, Governance and Corporate Responsibility Committee.

As an independent members of the Board and a member of various Board committees, Ms. Reed will be entitled to receive a pro rata portion of the annual director compensation. The annual director compensation for 2023 is an annual cash retainer of $110,000 per director and a targeted annual equity grant of $145,000 per director.

There are no arrangements or understandings with any person pursuant to which Ms. Reed was elected as a director of the Board. Ms. Reed is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933, as amended.

Mr. Lipson has served as an executive vice president and the chief operating officer of the Company since 2021 and as the chief financial officer of the Company since 2019. As previously announced, Jeffrey A. Lipson will transition from these roles to become the chief executive officer and president of the Company effective March 1, 2023. Previously, Mr. Lipson was president and chief executive officer and director of Congressional Bancshares and its subsidiary Congressional Bank (now Forbright Bank). Mr. Lipson has also been a senior vice president and the treasurer of CapitalSource Inc. and its subsidiary CapitalSource Bank and a senior vice president, Corporate Treasury, at Bank of America and its predecessor FleetBoston Financial. Mr. Lipson received a Bachelor of Science degree in Economics from Pennsylvania State University in 1989 and a Masters in Business Administration in Finance from New York University’s Leonard N. Stern School of Business in 1993. Mr. Lipson serves on the board of directors of the Jewish Council for the Aging of Greater Washington. The Company believes Mr. Lipson’s significant prior experience as a chief executive officer and his extensive financial expertise make him qualified to serve as president and chief executive officer and as a member of the Board. Pursuant to the new employment agreement entered into by and between the Company and Mr. Lipson that is effective March 1, 2023, during the term of the employment agreement, the Company has agreed that it shall nominate Mr. Lipson to serve as a member of the Board. Mr. Lipson will not receive any additional compensation for service as a member of the Board. Ms. Lipson is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933, as amended.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Counsel
Date: March 1, 2023